First Supplemental Agreement to Secured Loan Facility Agreement dated 18 December 2014 as amended and supplemented by a supplemental letter agreement dated 13 July 2018
Dated June 2020

(1)       Weno Shipping Company Inc.

             Pulap Shipping Company Inc.

              (as borrowers)

(2)         Diana Shipping Inc.

              (as guarantor)

(3)        Diana Shipping Services S.A.

             (as manager)

(4)        BNP Paribas

              (as lender)

(5)        BNP Paribas

              (as agent)

(6)        BNP Paribas

              (as security trustee)

(7)        BNP Paribas

              (as swap bank)

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Contents

Schedule 4     29

Supplemental Agreement

Dated                  June 2020

Between:

(1)             Weno Shipping Company Inc. ("Borrower A")  and  Pulap Shipping Company Inc. ("Borrower B" and together with Borrower A, the "Borrowers"), each a company incorporated according to the law of the Republic of the  Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands; and

(2)             Diana Shipping Inc., a company incorporated according to the law of the Republic of the  Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Guarantor"); and

(3)             Diana Shipping Services S.A., a company incorporated under the laws of the Republic of Panama with its registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama; and

(4)             the banks and financial institutions listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the "Lenders" and each a "Lender"); and

(5)             BNP Paribas, a société anonyme incorporated under the laws of France whose registered office (siège social) is at 16 boulevard des Italiens, 75009 Paris, France, acting as agent through its office at 35, Rue de la Gare, Millenaire 4, 75019 Paris, France (in that capacity the "Agent"); and

(6)             BNP Paribas, a société anonyme incorporated under the laws of France whose registered office (siège social) is at 16 boulevard des Italiens, 75009 Paris, France, acting as security trustee through its office at 35, Rue de la Gare, Millenaire 4, 75019 Paris, France (in that capacity the "Security  Trustee"); and

(7)             BNP Paribas, a société anonyme incorporated under the laws of France whose registered office (siège social) is at 16 boulevard des Italiens, 75009 Paris, France, acting as swap bank through its office at 3 rue Taitbout, 75009, Paris, France (in that capacity the "Swap Bank") .

Supplemental to a secured loan agreement dated 18 December 2014 as amended and supplemented by a supplemental letter agreement dated 13 July 2018 (together, the "Loan Agreement") made between, amongst others, the Borrowers, the Lenders, the Agent, the Security Trustee and the Swap Bank on the terms and subject to the conditions of which each of the Lenders agreed to advance to the Borrowers its respective Commitment of an aggregate amount not exceeding $55,000,000.

Whereas the Borrowers have requested the Creditor Parties to amend the Loan Agreement and the Corporate Guarantee as detailed in this Supplemental Agreement.

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It is agreed that:

1                Interpretation

1.1            In this Supplemental Agreement:

"Account Pledge Supplements" means:

(a)       a supplemental side letter to the Account Pledge dated 8 January 2015 made between Borrower A, the Lenders, the Swap Bank, the Agent, the Security Agent and the Account Bank; and

(b)       a supplemental side letter to the Account Pledge dated 8 January 2015 made between Borrower B, the Lenders, the Swap Bank, the Agent, the Security Agent and the Account Bank,

and " Account Pledge Supplement" means either one of them

"Creditor Parties" means the Agent, the Security Trustee, the Swap Bank and the Lenders.

"Effective Date" means the date on which the Agent confirms to the Borrowers and the other Obligors in writing substantially in the form set out in Schedule 2 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Agent shall be under no obligation to give if:

(a)       those conditions are not satisfied prior to 15 July 2020; or

(b)       an Event of Default or Potential Event of Default shall have occurred and be continuing; or

(c)       any event or circumstance has occurred which the Majority Lenders reasonably believe has or is reasonably likely to have a material adverse effect on the  business, management, condition (financial or otherwise), results of operations, operations, performance, prospects or properties of the Borrowers or the Guarantor since 31 March 2020.

""Insurance Assignment" means, in relation to a Ship, an assignment of the Insurances from the Corporate Guarantor in the Agreed Form."

"Mortgage Addenda" means:

(a)       the first addendum to the first preferred mortgage dated 19 December 2014 over Ship A to be made between Borrower A and the Security Trustee; and

(b)       the first addendum to the first preferred mortgage dated 19 December 2014 over Ship B to be made between Borrower B and the Security Trustee,

and "Mortgage Addendum" means either one of them.

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"New  Fee Letter" means any letter or letters dated on or about the date of this Supplemental Agreement between the Agent and the Borrowers (or the Security Trustee and the Borrowers) setting out the amounts of the fees agreed between the Agent and the Borrowers in connection with this Supplemental Agreement.

"Obligors" means all parties to this Supplemental Agreement other than the Creditor Parties and "Obligor" means any one of them.

1.2            All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and clause 1.2 (Construction  of certain terms) of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it is set out in full.

1.3            The Creditor Parties and the Borrowers hereby designate this Supplemental Agreement as a Finance Document.

2                Conditions

2.1            As conditions for the agreement of the Creditor Parties to amend the Loan Agreement and the Corporate Guarantee as detailed in this Supplemental Agreement, the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Schedule 3.

2.2            All documents and evidence delivered to the Agent pursuant to Clause 2.1 shall:

2.2.1        be in form and substance acceptable to the Agent;

2.2.2        if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

3                Representations

3.1            Each of the representations contained in clause 10 (Representations and Warranties)  of the Loan Agreement shall be deemed repeated by the Borrowers at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents include this Supplemental Agreement.

3.2            Any representation made by an Obligor in any of the Finance Documents to which it is a party shall be deemed repeated by that Obligor at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining.

3.3            Each of the Guarantor and the Borrowers represent and warrant that none of the Security Parties nor any of their subsidiaries, directors or officers, or, to the best knowledge of the Guarantor and of the Borrowers, any affiliate, agent or employee of any Security Party, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable

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jurisdiction and they have each instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

4                Amendments to Loan Agreement and Finance Documents

4.1            With effect from the Effective Date the Loan Agreement shall be read and construed as if:

4.1.1        references to "this Agreement" are references to the Loan Agreement as amended and supplemented by this Supplemental Agreement;

4.1.2        references to the Finance Documents include this Supplemental Agreement, the New Fee Letter and the Insurance Assignment;

4.1.3        references to the Mortgages include the Mortgage Addenda;

4.1.4        references to the Account Pledges include the Account Pledge Supplements;

4.1.5        the definition of "Security Parties" set out in clause 1.1 of the Loan Agreement include the Borrowers;

4.1.6        the following definitions are added in clause 1.1 (Definitions) of the Loan Agreement in alphabetical order:

""Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company."

""Account Pledge Supplements" means:

(a)       a supplemental side letter to the Account Pledge dated 8 January 2015 made between Borrower A, the Lenders, the Swap Bank, the Agent, the Security Agent and the Account Bank; and

(b)       a supplemental side letter to the Account Pledge dated 8 January 2015 made between Borrower B, the Lenders, the Swap Bank, the Agent, the Security Agent and the Account Bank,

and " Account Pledge Supplement" means either one of them."

""Confidential Information" means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)             a Borrower, any Security Party, any other member of the Group or any of its advisers; or

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(b)             another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any Obligor, any other member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)              is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 30.5 (Confidentiality); or

(ii)             is identified in writing at the time of delivery as non-confidential by a Borrower or Security Party, any other member of the Group or any of its advisers; or

(iii)            is known by that Creditor Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with a Borrower or Security Party or any other member of the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)            is a Confidential Rate."

""Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time."

""Effective Date" means the Effective Date, as defined in the First Supplemental Agreement.";

""Existing Balloon" means either of Existing Balloon A and Existing Balloon B."

"Existing Balloon A" means a part of Advance A in the amount of $16,173,998.04.

"Existing Balloon B" means, a part of Advance B in the amount of $15,291,779.96.

""Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary."

""First Supplemental Agreement" means the first supplemental agreement to this Agreement dated            June 2020.";

""Insurance Assignment" means, in relation to a Ship, an assignment of the Insurances from the Corporate Guarantor in the Agreed Form."

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""Mortgage Addenda" means:

(a)        the first addendum to the first preferred mortgage dated 19 December 2014 over Ship A; and

(b)        the first addendum to the first preferred mortgage dated 19 December 2014 over Ship B,

and "Mortgage Addendum" means either one of them.";

""New  Fee Letter" means any letter or letters dated on or about the date of the First Supplemental Agreement between the Agent and the Borrowers setting out the amounts of the relevant fees referred to in Clause 20.1.";

""Outstanding Advance Amounts" means together the Outstanding Advance A Amount and the Outstanding Advance B Amount and "Outstanding Advance Amount" means any one of them";

""Outstanding Advance A Amount" means, in respect of Advance A, the amount outstanding on the Effective Date being eighteen million six hundred thousand nine hundred and ninety eight Dollars and forty six cents ($18,600,998.46).";

""Outstanding Advance B Amount" means, in respect of Advance B, the amount outstanding on the Effective Date being seventeen million five hundred and eighty six thousand three hundred and ninety eight Dollars and fifty four cents ($17,586,398.54).";

""Repayment Instalments" means the repayment instalments set out in Clause 8.1 and 8.1A."

""Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian."

""Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006."

 ""Party" means a party to this Agreement."; and

4.1.7        the definition of "Margin" in clause 1.1 (Definitions) of the Loan Agreement is deleted and is replaced as follows:

""Margin" means:

(a)      for the period commencing on the Drawdown Date up to and including one day prior to the Effective Date, two per cent (2%) per annum;

(b)      for the period commencing on the Effective Date and until the end of the Security Period, two point five per cent (2.5%) per annum.";

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4.1.8        the definition of "Notifying Lender" is deleted from clause 1.1 of the Loan Agreement and any references to "Notifying Lender" in the Loan Agreement shall be replaced with the term "Notifying Creditor Party";

4.1.9        the definitions of "Restricted Party", "Sanctioned Country" and "Sanctions List" set out in clause 1.1 of the Loan Agreement are deleted and referenced to "Restricted Party" in the Loan Agreement are replaced with the term "Sanctioned Person";

4.1.10     a new clause numbered 1.7 is inserted headed "Contractual recognition of bail-in" and reading as follows:

"1.7.1   In this Clause 1.7:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)       in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)       in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not  an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates

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(otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)       in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)       in relation to any other applicable Bail-In Legislation:

(i)        any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)        any similar or analogous powers under that Bail-In Legislation ; and

(c)        in relation to any UK Bail-In Legislation:

(i)        any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)        any similar or analogous powers under that UK Bail-In Legislation.

1.7.2   Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a)       any Bail-In Action in relation to any such liability, including (without limitation):

(i)        a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)        a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)       a cancellation of any such liability; and

(b)       a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."

4.1.11     a new clause 8.1A (Repayment of Existing Balloon) of the Loan Agreement is added after clause 8.1 (Amount of Repayment Instalments) as follows:

"8.1A  Amount of Repayment Instalments

The Borrowers shall repay the Outstanding Advance Amounts as follows:

(a)       in respect of the Outstanding Advance A Amount (other than the Existing Balloon A) by three (3) equal consecutive six-monthly instalments of $809,000.14 each;

           (b)       in respect of the Existing Balloon A by:

(i)   five (5) equal consecutive six-monthly instalments of $809,000.14 each; and

(ii)  a balloon instalment of $12,128,997.34 (the "Advance A Balloon Instalment"); and

(c)        in respect of the Outstanding Advance B Amount (other than the Existing Balloon B) by three (3) equal consecutive six-monthly instalments of $764,872.86:

           (d)       in respect of the Existing Balloon B by:

(i)   five (5) equal consecutive six-monthly instalments of $764,872.86 each); and

(ii)  a balloon instalment of $11,467,415.66 (the "Advance B Balloon Instalment" and together with the Advance A Balloon Instalment, the "Balloon Instalments" and each a "Balloon Instalment").";

4.1.12     clause 8.2 (Repayment Dates) of the Loan Agreement is deleted and is replaced as follows:

"8.2 Repayment Dates

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(a)      In respect of Clause 8.1A (a) and (c) the first such Repayment Instalment shall be repaid on 19 December 2020, the second such Repayment Instalment shall be repaid on 19 June 2021 and the third such Repayment Instalment shall be repaid on 19 November 2021.

(b)       In respect of Clause 8.1A (b) and (d) the first such Repayment Instalment shall be repaid on 19 May 2022 and the remaining such Repayment Instalments shall be repaid at six-monthly intervals thereafter and the last such Repayment Instalment shall be repaid on 19 May 2024 together with the relevant Balloon Instalment.";

4.1.13     clause 10.18 (Sanctions) of the Loan Agreement is deleted and is replaced as follows:

10.18    Sanctions

None of the Security Parties, nor any of their subsidiaries, directors or officers, any affiliate, agent or employee of the Security Parties is an individual or entity' (a "Person"), that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions (a "Sanctioned Person") or (ii) located, organized or resident in a country or territory' that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a "Sanctioned Country").

4.1.14     clause 11.19 (Borrower's Minimum liquidity) of the Loan Agreement is deleted and is replaced as follows:

"11.19  Borrower's Minimum liquidity

Each Borrower will maintain to the credit of account(s) held by it with the Account Bank (including, for the avoidance of doubt, the Earnings Account) as from the Effective Date and at all times thereafter during the Security Period an amount of not less than $500,000.";

4.1.15     clause 11.20 (Sanctions) of the Loan Agreement is deleted and is replaced as follows:

11.20    Sanctions

 (a)       None of the Security Parties will, directly or indirectly, use the proceeds of the Loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) to use in repayment of any moneys due to the Creditor Parties any earnings of the Ships paid directly or indirectly from any activities or business of or with any Person, or in any country, territory or port, that, at the time of such payment, is, a Sanctioned Person or Sanctioned Country, or (iii) in any

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other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(b)       The Borrowers and the Corporate Guarantor shall, and shall procure that any other Security Parties shall, ensure that neither its assets nor the assets subject to the Finance Documents shall be used directly or indirectly by or for the benefit of any Sanctioned Person or otherwise used in any manner which may breach any applicable Sanctions.

4.1.16     the following clause is added in clause 11 (General Undertakings) of the Loan Agreement in numerical order:

"11.21   Poseidon Principles

(a)  In this Clause 11.21:

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of, or changes to, mandatory requirements of the International Maritime Organization) from time to time.

"Relevant Lender" means a Lender which has, at any time during the Security Period, become a signatory to the Poseidon Principles.

"Statement of Compliance" means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

(b)  Each Borrower shall, upon the request of any Relevant Lender and at the cost of the Borrowers, on or before 31 July in each calendar year, supply or procure the supply to the Agent (for transmission to the applicable Relevant Lender) of all information necessary in order for any Relevant Lender to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI and any Statement of Compliance, in each case relating to its Ship for the preceding calendar year, provided that no Relevant Lender shall publicly disclose such information with the identity of the relevant Ship without the prior written consent of the relevant Borrower and, for the avoidance of doubt, such information shall be "confidential" for the purposes of Clause 26.13 (Disclosure of information) but each Borrower

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acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the applicable Relevant Lender's portfolio climate alignment."; and

4.1.17     clause 14.10 (Compliance with laws etc.) of the Loan Agreement is deleted and is replaced as follows:

"14.10 Compliance with Laws (including Sanctions)

The Borrowers shall and shall procure that each of the Security Parties shall:

(a)  comply, or procure compliance with all laws, rules or regulations (i) relating to its business generally; and (ii) relating to the Ships, its ownership, employment, operation, management and registration, including, but not limited to, the ISM Code, the ISPS Code, all environmental laws, all Sanctions and the laws of the approved flag;

(b)  obtain, comply with and do all that is necessary to maintain in full force and effect any environmental approvals;

(c)  without limiting paragraph (a) above, not employ the Ships nor allow its employment, operation or management in any manner contrary to any law. regulation or rule including but not limited to the ISM Code, the ISPS Code, all environmental laws and all Sanctions; and

(d)  in the case of the Borrowers in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lenders has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lenders may require.

4.1.18     clause 14.19 (Sanctions provisions) of the Loan Agreement is deleted and is replaced as follows:

"14.19   Sanctions - Vessels and charterparties. The Borrowers shall procure that:

(a)  the Ships shall not be used directly or indirectly by or for the benefit of a Sanctioned Person;

(b)  the Ships shall not be used directly or indirectly in calling, trading or otherwise in going to a Sanctioned Country;

(c)  the Ships shall not be used directly or indirectly in any transport or any goods that are prohibited by Sanctions;

(d)  the Ships shall not be used or traded directly or indirectly in any manner which would expose the Ships, any Security Party, any other charterer

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of the Ships, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions;

(e)  the Ships shall not be used or traded directly or indirectly in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances and/or re-insurances; and

(f)  each charterparty (including any sub-charterparty) in respect of a Ship shall contain, for the benefit of the Borrowers, language which broadly gives effect to the provisions of covenants paragraph (c) of Clause 14.10 (Compliance with Laws (including Sanctions)) and of this paragraph and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions.

4.1.19     clause 20.1 (Structuring fee) of the Loan Agreement is deleted and is replaced as follows:

"20.1 Fees

The Borrowers shall pay to the Agent:

(a)       on the date of this Agreement, a non-refundable structuring fee in the amount set out in the Fee Letter for distribution among the Lenders pro rata to their Commitments;

(b)        on the date of the First Supplemental Agreement, a non-refundable structuring fee in the amount set out in the New Fee Letter for distribution among the Lenders pro rata to their Commitments; and

(c)        (for the account of the Account Bank) an Account Bank fee in the amount and at the times agreed in the New Fee Letter.";

4.1.20     clause 20.2 (Costs of negotiation, preparation etc.) of the Loan Agreement is deleted and is replaced as follows:-

"20.2    Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent within three Business Days in Paris from the Agent's demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT) whether or not the relevant transaction has been completed."

4.1.21     clause 26.13 (Disclosure of information) is deleted and the remaining clauses are renumbered accordingly;

4.1.22     the following clauses are added in clause 27 (Variations and waivers) of the Loan Agreement in numerical order:

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"27.4    Replacement of Screen Rate

27.4.1   In this Clause 27.4:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)       formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)        the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)        any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both (i) and (ii), the "Replacement Benchmark" will be the replacement under (ii);

(b)       in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)        in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.

27.4.2   Subject to Clause 27.1 (Variations, waivers etc. by Majority Lenders), any amendment or waiver which relates to:

(a)       providing for the use of a Replacement Benchmark in relation to that currency in place of (or in addition to) the affected Screen Rate ; and

(b)

(i)        aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)        enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

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(iii)       implementing market conventions applicable to that Replacement Benchmark;

(iv)       providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)       adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

27.4.3   Without prejudice to any other provision of this Agreement, each Party acknowledges and agrees for the benefit of each of the other Parties: (a) LIBOR (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (ii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement."

4.1.23     Clause 30.5 (Waiver of Banking Secrecy) is deleted and is replaced as follows:

"30.5    Confidentiality

30.5.1   Confidential Information   Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.5.2 (Disclosure of Confidential Information) and Clause 30.5.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.5.2   Disclosure of Confidential Information   Any Creditor Party may disclose:

(a)       to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 30.5.2 (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there

PIRAEUS\3140719.3                                                                                                                                                                               Page 15

shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)       to any person:

(i)        to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

(ii)        with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties or Borrowers and to any of that person's Affiliates, Representatives and professional advisers;

(iii)       appointed by any Creditor Party or by a person to whom Clause 30.5.2 (b)(i) or 30.5.2 (b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)       who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 30.5.2 (b)(i) or 30.5.2 (b)(ii);

(v)       to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)       to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)      who is a Party; or

(viii)     with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)       in relation to Clauses 30.5.2 (b)(i), 30.5.2 (b)(ii) and 30.5.2 (b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(B)       in relation to Clause 30.5.2 (b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)       in relation to Clauses 30.5.2 (b)(v), 30.5.2 (b)(vi) and 30.5.2 (b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(D)       to any person appointed by that Creditor Party or by a person to whom Clause 30.5.2 (b)(i) or 30.5.2 (b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 30.5.2 (c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

(E)       to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers and/or the Security Parties and/or the Group.

30.5.3   Disclosure to numbering service providers

(a)       Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties or Borrowers the following information:

(i)        names of Security Parties or the Borrowers;

(ii)        country of domicile of the Security Parties or the Borrowers;

(iii)       place of incorporation of the Security Parties or the Borrowers;

(iv)       date of this Agreement;

(v)       Clause 31.1 (English law);

(vi)       the name of the Agent;

(vii)      date of each amendment and restatement of this Agreement;

(viii)      amount of Total Commitments;

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(ix)       currencies of the Loan;

(x)       type of Loan;

(xi)       ranking of the Loan;

(xii)      the date when the last Repayment Instalment is due for repayment;

(xiii)      changes to any of the information previously supplied pursuant to (i) to (xii); and

(xiv)     such other information agreed between such Creditor Party and that Security Party or Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)       The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties or Borrowers by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)       Each Borrower represents that none of the information set out in Clauses 30.5.3 (a)(i) to 30.5.3 (a)(xiv) is, nor will at any time be, unpublished price-sensitive information.

30.5.4   Entire agreement   This Clause 30.5 constitutes the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5.5   Inside information   Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.5.6   Notification of disclosure   Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)       of the circumstances of any disclosure of Confidential Information made pursuant to Clause 30.5.2 (b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

(b)       upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.5.

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30.5.7   Continuing obligations   The obligations in this Clause 30.5 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)       the date on which all amounts payable by the Security Parties or the Borrowers under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)       the date on which such Creditor Party otherwise ceases to be a Creditor Party."

4.1.24     The name and identity of the agent to receive and accept service of process "Nicolaou & Co (for the attention of Antonis Nicolaou) at its registered office for the time being, presently at 25 Heath Drive, Potters Bar, Herts, EN6 1EN, England", set out in clause 31.4 of the Loan Agreement and wherever it appears in the other Finance Documents is deleted and replaced with "Ince Process Agents Limited at its registered office for the time being, presently at Aldgate Tower, 2 Leman Street, London E18QN, England".

4.2            All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

4.3            With effect from the Effective Date the Corporate Guarantee shall be read and construed as if:

4.3.1        the following definitions are added in clause 1.1 of the Corporate Guarantee:

""Accounting Period" means each financial year and each half-year of each financial year of the Guarantor, for which Accounting Information is required to be delivered pursuant to Clause 11.9 (Provision of financial statements)."

""Consolidated Net Debt" means the Total Debt less the aggregate amount of Cash and Cash Equivalents (excluding amounts restricted in connection with contingent/off balance sheet obligations)."; and

4.3.2        the definition of Cash and Cash Equivalents in clause 1.1 of the Corporate Guarantee is deleted and is replaced as follows:

""Cash and Cash Equivalents" means, at any time, the aggregate of:

(a)       the amount of freely available and unencumbered credit balances on any deposit or current account (including, for the avoidance of doubt, any restricted cash and the minimum liquidity amount required to be maintained in accordance with clause 11.19 (Borrower's Minimum Liquidity) of the Loan Agreement);

(b)       the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Security Trustee issued by a prime international bank; and

PIRAEUS\3140719.3                                                                                                                                                                               Page 19

(c)        the market value of equity securities (if and to the extent that the Lenders satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Guarantor or any of its subsidiaries where:

(i)        the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Security Trustee; and

(ii)        the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lenders' spot rate for the purchase of Dollars with that currency on the relevant calculation date."

4.3.3        clause 10.15 (Sanctions) of the Guarantee is deleted and is replaced as follows:

11.20    Sanctions

None of the Security Parties, nor any of their subsidiaries, directors or officers, any affiliate, agent or employee of the Security Parties is a Person, that is, or is owned or controlled by Persons that are Sanctioned Persons or (ii) located, organized or resident in a Sanctioned Country.

4.3.4        clause 12.2 (b) (Financial Covenants) of the Corporate Guarantee is deleted and is replaced as follows:

""(b)     the aggregate of all Cash and Cash Equivalents shall not be less than $500,000 per Fleet Vessel (including, for the avoidance of doubt, the minimum liquidity amount required to be maintained pursuant to clause 11.19 (Borrower's Minimum Liquidity) of the Loan Agreement; and"

4.3.5        the following additional clause 12.2 (c) (Financial Covenants) is added to the Corporate Guarantee:

(c)       the ratio of Consolidated Net Debt to Market Value Adjusted Total Assets less the aggregate amount of Cash and Cash Equivalents shall not exceed 65 per cent.

4.3.6        the form of Compliance Certificate set out in the Schedule of the Corporate Guarantee is deleted and replaced with the form of Compliance Certificate set out in Schedule 4 of this Supplemental Agreement.

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4.4            All other terms and conditions of the Corporate Guarantee shall remain unaltered and in full force and effect.

5                Confirmations and Undertakings

5.1            On the Effective Date, each of the Obligors confirms that all of its respective obligations under or pursuant to each of the Finance Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement, the Corporate Guarantee and the other Finance Documents made in this Supplemental Agreement, as if all references in any of the Finance Documents to the Loan Agreement, the Corporate Guarantee and the other Finance Documents are references to the Loan Agreement, the Corporate Guarantee and the other Finance Documents as amended and supplemented by this Supplemental Agreement.

5.2            The definition of any term defined in any of the Finance Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement, the Corporate Guarantee and the other Finance Documents made in or pursuant to this Supplemental Agreement.

5.3            If an Obligor is not a party to the Loan Agreement, that Obligor agrees to be bound by the new clause 1.7 of the Loan Agreement as amended and supplemented by this Supplemental Agreement (Contractual recognition of bail-in) as if it is a party to the Loan Agreement.

5.4            Within 30 days after the Effective Date the Borrowers shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:

5.4.1          such of the legal opinions specified in paragraph 3 of Schedule 3 as have not already been provided to the Agent; and

5.4.2        Letters of undertaking in respect of the Insurances as required by the Finance Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Creditor Parties.

5.5            The provisions of Clause 2.2 shall apply to all the documents and evidence delivered to the Agent pursuant to Clause 5.4.

6                Notices, Counterparts, Governing Law and Jurisdiction

The provisions of clauses 28 (Notices), 30.3 (Counterparts) and 31 (Law and Jurisdiction) of the Loan Agreement shall apply to this Supplemental Agreement as if they are set out in full and as if (a) references to each party to the Loan Agreement are references to each party to this Supplemental Agreement, (b) references to the Finance Documents include this Supplemental Agreement and (c) references to a Borrower are references to each relevant Obligor.

7          Costs and expenses

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The Borrowers shall pay to the Agent within three Business Days in Paris from the Agent's demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of this Supplemental Agreement or any related document or with any transaction contemplated by this Supplemental Agreement or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT), whether the amendments set out in Clause 4 become effective.

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Schedule 1
The Lenders

Names

Name of Lender	Address of lending office
BNP Paribas	16 Boulevard des Italiens, 75009 Paris France

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Schedule 2
Effective Date Confirmation

To:       Weno Shipping Company Inc.

              Pulap Shipping Company Inc.

           Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro MH96960

Marshall Islands

           Diana Shipping Inc.

           Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro MH96960

Marshall Islands

              Diana Shipping Services S.A.

           Edificio Universal, Piso 12

Avenida Federico Boyd

Panama

Republic of Panama

We, BNP Paribas, refer to the supplemental agreement dated                    June 2020 (the "Supplemental Agreement") relating to a secured loan agreement dated 18 December 2014 as amended and supplemented by a supplemental letter agreement dated 13 July 2018 (together, the "Loan Agreement") made between, amongst others, the above named Weno Shipping Company Inc. and Pulap Shipping Company Inc. as the Borrowers, the banks listed in it as the Lenders, ourselves as the Agent, ourselves as the Security Trustee and ourselves as the Swap Bank in respect of a loan to the Borrowers from the Lenders of up to $55,000,000.

We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Supplemental Agreement have been satisfied.  In accordance with Clauses 1.1 and 4 of the Supplemental Agreement the Effective Date is the date of this confirmation and the amendments to the Loan Agreement and the Corporate Guarantee are now effective.

Dated           June 2020

Signed:___________________________________

For and on behalf of

BNP Paribas

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Schedule 3
Conditions Precedent

1                 Obligors

(a)             Constitutional documents   Copies of the constitutional documents of each Obligor together with such other evidence as the Agent may reasonably require that each Obligor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, this Supplemental Agreement and any document to be executed by that Obligor pursuant to this Supplemental Agreement.

(b)             Certificates of good standing   A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).

(c)             Board resolutions   A copy of a resolution of the board of directors of each Obligor or (in respect of the Guarantor) the executive committee of the directors:

(i)              approving the terms of, and the transactions contemplated by, this Supplemental Agreement and any document to be executed by that Obligor pursuant to this Supplemental Agreement and resolving that it execute this Supplemental Agreement and any such document; and

(ii)             authorising a specified person or persons to execute this Supplemental Agreement and any such document (including all documents and notices to be signed and/or dispatched under any such document) on its behalf.

(d)             Copy passports   A copy of the passport of each person authorised by the resolutions referred to in (c).

(e)             Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Obligor (other than the Guarantor), approving the terms of, and the transactions contemplated by, this Supplemental Agreement and any document to be executed by each Obligor pursuant to this Supplemental Agreement.

(f)              Officer's certificates   An original certificate of a duly authorised officer of each Obligor:

(i)              certifying that each copy document relating to it specified in this Schedule 3 is correct, complete and in full force and effect;

(ii)             setting out the names of the directors, officers and shareholders of that Obligor and the proportion of shares held by each shareholder; and

(iii)            confirming that none of the documents delivered to the Agent pursuant to clauses 9.1 and 9.3 of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or

PIRAEUS\3140719.3                                                                                                                                                                               Page 26

certifying copies, as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.

(g)             Powers of attorney   The original notarially attested and legalised power of attorney of each Obligor under which this Supplemental Agreement and any document to be executed by each Obligor pursuant to this Supplemental Agreement are to be executed by that Obligor.

2                 Security and related documents

(a)             Mortgage Addenda, Insurance Assignment and Account Pledge Supplements The Mortgage Addenda, the Insurance Assignment and the Account Pledge Supplements, duly executed together with all other documents required by any of them, including, without limitation all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(b)             Evidence of Borrower's title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag of the Marshall Islands confirming that (a) each Ship is permanently registered under that flag in the ownership of the relevant Borrower, (b) each Mortgage Addendum has been registered against the relevant Ship and (c) there are no further Encumbrances registered against each such Ship (other than the relevant Mortgage).

(c)             Evidence of insurance   Evidence that the Ships are insured in the manner required by the Finance Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

3                 Legal opinions

The following legal opinions, each addressed to the Agent, the Security Trustee, the Swap Bank and the Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Loan:

(a)             a legal opinion of Stephenson Harwood LLP, legal advisers to the Agent as to English law substantially in the form distributed to the Lenders prior to signing this Supplemental Agreement;

(b)             a legal opinion of the following legal advisers to the Agent:

(i)              Clark, Atcheson & Reisert as to Marshall Islands law;

(ii)             Arias, Fábrega & Fábrega as to Panamanian law; and

(iii)            Schellenberg Wittmer as to Swiss law.

4                 Other documents and evidence

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(a)             Process agent Evidence that any process agent appointed pursuant to clause 39.2 (Service of process) of the Loan Agreement (as amended under this Supplemental Agreement) has accepted its appointment.

(b)             Other authorisations A certified copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by this Supplemental Agreement or for the validity and enforceability of this Supplemental Agreement and any document to be executed pursuant to this Supplemental Agreement.

(c)             Fees The New Fee Letter duly executed and evidence that the fees referred to in the New Fee Letter have been paid free and clear of all present and future withholding taxes and/or levies.

(d)             "Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in this Supplemental Agreement, including, without limitation, all information required by the local financial services authorities of the countries in which the Creditor Parties and Account Bank reside, including Switzerland, the European Union and the United States of America, including two certified forms of identification on all account signatories, and of two directors of the Borrowers and Guarantor, and written disclosure of the ultimate beneficial owners of the Guarantor and Borrowers.

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Schedule 4

Form of Compliance Certificate

To:     BNP Paribas

          35, Rue de la Gare,

          Millenaire 4, 75019

          Paris

          France

Date: [•]

Dear Sirs,

We refer to:

(a)     a loan agreement dated 18 December 2014 as amended and supplemented by a supplemental letter agreement dated 13 July 2018 and a first supplemental agreement dated [•] 2020 (together, the "Loan Agreement")  made between, amongst others, (1) Weno Shipping Company Inc. and Pulap Shipping Company Inc. as joint and several borrowers (together, the "Borrowers"),  (2) the banks and financial institutions listed therein as lenders and (3) yourselves and agent, swap bank and security trustee; and

(b)     a guarantee dated 18 December 2014 as amended and supplemented by a supplemental letter dated 4 March 2016 and a first supplemental agreement dated [•] 2020 (the "Guarantee")  made between (1) Diana Shipping Inc. (the "Guarantor")  as guarantor and (2) yourselves as security trustee.

Words and expressions defined in the Loan Agreement and the Guarantee shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the unaudited consolidated financial statements of the Group (as published in the relevant press release) for the 6-month period ended on [•]]/and the audited consolidated annual financial statements of the Group for the Financial Year ended on [•)]. The financial statements (i) have been prepared in accordance with all applicable laws and GAAP consistently applied and (ii) give a true and fair view of the state of affairs of the Borrowers, the Guarantor and the Group at the date of the financial statements and of their profit for the period to which the enclosed financial statements relate.

The Borrowers and the Guarantor represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out oil material details of matter or event]). In addition as of [•], each Borrower and the Guarantor confirms compliance with the financial covenants set out in Clause 12.2 of the Guarantee and clause for the [6-month period][Financial Year] ending as at the date to which the enclosed financial statements are prepared.

We now certify that, based on the calculations enclosed herein, as at [•]:

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(a)       the Market Value Adjusted Net Worth of the Group is $[●] per cent. of the Market Value Adjusted Total Assets;

(b)         the ratio of Consolidated Net Debt to Market Value Adjusted Total Assets less the aggregate amount of Cash and Cash Equivalents is [●]; and

(c)         the aggregate of all Cash and Cash Equivalents is [●].

This Certificate shall be governed by, and construed in accordance with, English law.

_________________________________

Chief Financial Officer

DIANA SHIPPING INC.

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In witness of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

Signed and delivered as                       )

a Deed by                                           )

Weno Shipping Company Inc.               )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

PIRAEUS\3140719.3                                                                                                                                                                               Page 31

Signed and delivered as                       )

a Deed by                                           )

Pulap Shipping Company Inc.               )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

Signed and delivered as                       )

a Deed by                                           )

Diana Shipping Inc.                             )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

PIRAEUS\3140719.3                                                                                                                                                                               Page 32

Signed and delivered as                       )

a Deed by                                           )

Diana Shipping Services S.A.                )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

PIRAEUS\3140719.3                                                                                                                                                                               Page 33

Signed and delivered as                       )

a Deed by                                           )

BNP Paribas                                                 )

(as lender)                                           )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

Signed and delivered as                       )

a Deed by                                           )

BNP Paribas                                                 )

(as agent)                                           )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

PIRAEUS\3140719.3                                                                                                                                                                               Page 34

Signed and delivered as                       )

a Deed by                                           )

BNP Paribas                                                 )

(as security trustee)                              )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

Signed and delivered as                       )

a Deed by                                           )

BNP Paribas                                                 )

(as swap bank)                                     )

acting by                                             )

                                                         )

its duly authorised                                 )

                                                         )

in the presence of:                                )

Witness signature:…………………………………………

Name:

Address:

PIRAEUS\3140719.3                                                                                                                                                                               Page 35